Exhibit 10.1

                      STRATEGIC ALLIANCE AGREEMENT ADDENDUM

Comes now BOHLENDER-GRAEBENER CORPORATION (BG) and SLS INTERNATIONAL, INC. (SLS) to modify and extend the Strategic Alliance between them.

WHEREAS:

o BG and SLS have entered into a Strategic Alliance Agreement effective April 5, 2004;
o BG and SLS desire to provide for an additional BG product that is exclusive to SLS; and
o BG and SLS desire to extend the period during which BG will not solicit any offer to purchase BG, and will not respond to any unsolicited offer without first discussing it with SLS;

         BG and SLS hereby amend and extend, as appropriate, the above mentioned Agreement as detailed below.

TERMS OF THIS ADDENDUM

         This Strategic Alliance Agreement Addendum modifies the terms and conditions of the original Agreement as set forth below. Any terms or conditions not addressed in this Addendum remain as set forth in the original Agreement.

         In consideration for making this Strategic Alliance Agreement Addendum the parties agree to the following:

o SLS will pay to BG the sum of $100,000, with the first payment of $50,000 made with the execution of this Addendum and the second payment of $50,000 within the first 60 days following the execution of this Addendum; and

o During the term of this Addendum, which term shall commence on the date of this Addendum and shall extend through the six-month anniversary of the date of this Addendum, BG will not directly or indirectly solicit any offer to purchase BG, and will not directly or indirectly respond to any unsolicited offer without first discussing it with SLS.


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Agreed:


Bohlender Graebener Corporation             SLS International

By                                          By
  -----------------------------               ----------------------------------
         Ed Jaeger, President                      John Gott, President

Dated: 10/18/04                             Dated: 10/19/04
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              APPENDIX 4: ADDITIONAL PRODUCTS PROVIDED TO SLS BY BG


         BG will provide to SLS the following products on the terms and conditions listed. "Exclusive" shall mean that SLS will be the only customer for these products, "Non Exclusive" means that BG will sell to SLS and it's own customers, but will not sell OEM versions to any customer except SLS:

o BG's line array, tentatively called the Model LS6593, consisting of a coaxial array of 6 5.25" woofers and 9 BG Neo 3 PDR tweeters in an aluminum and wood enclosure, on an exclusive basis.


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                 APPENDIX 5 MINIMUM PURCHASE REQUIREMENTS BY SLS

         Concurrent with the signing of this addendum SLS has provided BG with a Purchase Order for 250 units of the LS6593 (the "Initial Purchase Order"), with additional purchase orders for 250 units in 90 days. The price per unit provided to SLS in the additional purchase orders shall be the same price per unit provided to SLS in the Initial Purchase Order. In consideration of the payment of $100,000 from SLS to BG pursuant to this Addendum, SLS will be allowed a discount against the products purchased pursuant to such purchase orders in an amount equal to 100% of the purchase price of each unit until such time as the aggregate discounts received equals $100,000.

         In the event that SLS's product needs change, BG and SLS agree to negotiate a recalculation and/or redistribution of the discount allowed above, including reassignment to other products on a substantially similar basis.